Exhibit 10.6

ELECTRIC SERVICE AGREEMENT

This Agreement is made as of October 3, 2003, by and between Adams-Columbia Electric Cooperative, of Friendship, Wisconsin (“ACEC” or the “Cooperative”), and United Wisconsin Grain Producers (“UWGP” or “Member”).

PREMISES

1.                                       The Cooperative supplies electric power and energy on a cooperative basis to its members in and around Adams, Marquette, Waushara, Columbia, and other adjacent counties in central Wisconsin, and wishes to provide electric power and energy to Member upon the terms stated in this Agreement.

2.                                       UWGP wishes to be a member of the Cooperative and obtain from the Cooperative, on a cooperative basis, electric power and energy for the Member’s Friesland ethanol plant located on the NW ¼ section 27, T13N, R12E (Randolph Township) in Columbia County, Wisconsin, (hereafter referred to as the “Site”) upon the terms to be stated in this Agreement.

3.                                       Member further wishes to have the Cooperative request transmission service from the appropriate transmission providers and to own, operate, and maintain a substation and appurtenant facilities to supply power to the Site upon the terms to be stated in this Agreement.

4.                                       This Agreement states the terms of the Agreement between the parties, as supplemented by the Bylaws, policies, rules, and regulations of the Cooperative, as they may be modified from time to time, which are incorporated herein by reference.

AGREEMENT

In consideration of the above premises, and for other good and valuable consideration, the parties agree as follows:

1.                                      SPECIFIC SERVICE REQUIREMENTS AND FACILITIES

UWGP selected ACEC to provide service to UWGP’s proposed ethanol plant near Friesland, Wisconsin.  Said facility was located more than 500’ from the existing local service distribution lines of both ACEC and Alliant Energy/WP&L.  Member acknowledges that it had the opportunity to receive service from either ACEC or Alliant Energy/WP&L, and chose ACEC to supply electric service as permitted by law.  Electric service will be supplied to UWGP at both 4,160 volt (nominal) and 277/480 volt (nominal) services on the site provided by UWGP.

1.1                                 Cooperative-owned facilities and equipment.  ACEC will arrange for transmission service to the site with the American Transmission Company, LLC (ATCLLC) at a capacity level not less than ten (10) MW.  The costs for transmission service will be charged to UWGP on a monthly basis at rates included in Schedule 1 attached.  ACEC will own, operate, and maintain a substation at a mutually agreed to location on property provided by UWGP for this purpose.  ACEC will also own, operate, and maintain necessary distribution facilities to provide UWGP with the desired level of service facilities at mutually agreed to locations.  Schedule 1 was prepared based on preliminary indications that UWGP desired two primary voltage (4,160 volt) services and five secondary (277/480 volt) services.  By mutual agreement the parties may amend this Agreement to modify the desired number of service points and the costs associated with those services.

1.2                                 Member-owned facilities and equipment.  UWGP will be responsible for the secondary wire leaving each desired secondary-voltage service point and for the transformer and secondary wire from each desired primary-voltage service point.  Member will insure that operation of its facilities will not cause harm from voltage flickering to other members of the Cooperative, or the customers of other utilities, by the installation and proper maintenance of soft-start capability for all motors 150 horsepower and above.

2.                                      ELECTRIC SERVICE GENERAL TERMS AND CONDITIONS

2.1                                 UWGP, agrees prior to receiving service to become a member of the Cooperative, and shall pay the Membership fee and be bound by the Cooperative’s Bylaws, policies, rules, and regulations as they may be modified from time to time by the Cooperative’s membership or Board of Directors.  UWGP acknowledges that it has received a copy of the current Bylaws.

2.2                                 Member shall provide and maintain suitable locations and electric supply for the installation of any Cooperative-owned electric facilities or equipment on Member’s property.  Member agrees to convey such easements as in Cooperative’s reasonable judgment may be necessary or convenient for the Cooperative to provide service at the location(s) described in this Agreement.

2.3                                 Member shall be solely responsible for the design, installation, operation, maintenance, and safety of any and all Member-supplied electric facilities or equipment.

2.4                                 The Cooperative shall furnish, install, operate, and maintain the Cooperative-owned electric equipment or facilities described in Section 1 above to deliver electric power and energy to the Member, including the means specified to meter that power and energy.  Metered quantities shall include all electrical losses incurred on Site to provide power and energy to the Member.  The Cooperative does not undertake or assume any responsibility to assist or advise the Member concerning the design, installation, operation, or maintenance of electric facilities or equipment supplied and owned by Member.

2.5                                 The Cooperative as owner and operator of the substation will retain the right to utilize the substation to meet other needs of the Cooperative’s system and the needs of its membership.  Such usage will not conflict with the needs of the Member herein.  If the Cooperative uses this facility in such a manner as to conflict with the needs of the Member, the Cooperative will be responsible for costs required to remove the conflict.

If the Cooperative uses the substation in such a manner as to benefit the general membership other than Member, then the Cooperative shall provide to the Member a construction credit for the substation based on any incremental cost the Member paid to expand the substation facilities above the capacity requested by the Member for its own use, whether or not the Member has used the capacity it requested for its own use.  Any incremental costs to be paid by the member and any construction credit eligible for refund to the Member must have been identified in writing by the Cooperative prior to construction of said facilities.

2.6                                 Electric equipment or facilities furnished and maintained by the Cooperative on the Member’s property shall remain the property of the Cooperative, and the Cooperative may remove it upon reasonable notice upon termination of this Agreement for any reason.

2.7                                 Authorized representatives or employees of the Cooperative may enter the Member’s premises at all reasonable times in order to carry out the Cooperative’s responsibilities under this Agreement, as well as to maintain or remove any Cooperative- furnished equipment or facilities.

2.8                                 Member shall not interfere with the operation of any Cooperative-owned electric equipment or facilities, including any metering equipment (whether owned by the Cooperative or others), and Member shall advise the Cooperative as soon as possible if Member discovers any problem with the condition or functioning of Cooperative-owned equipment or facilities.  Member shall notify the Cooperative immediately if Member discovers that the condition or operation of any of the Member-supplied equipment or facilities may pose a risk to any persons or property.

2.9                                 The Cooperative shall use reasonable diligence to provide the power and energy consistent with the type of electric service being provided to Member.  Should the Cooperative’s supply of electric power and energy fail or be interrupted, or become defective, through:  a) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, or municipal government or any governmental department or agency or any court of competent jurisdiction; b) Member’s actions or omissions; c) operation of protective devices; or, d) acts of God, fires, strikes embargoes, wars, insurrection, riot, or other causes beyond the reasonable control of the Cooperative or the Cooperative’s wholesale power supplier, neither the Cooperative nor any wholesale power supplier to the Cooperative shall be liable for any loss or damages incurred by Member or be deemed to be in breach of this Agreement.  Member acknowledges that the delivery of electric power and energy may at times be subject to interruption by causes beyond the control of the Cooperative, including weather conditions, vandalism, and other interruptions, and the Member assumes the risk of those potential interruptions.

3.                                      PAYMENT FOR ELECTRIC SERVICE

3.1                                 Rates.

Member shall pay the Cooperative for all electric service provided under this Agreement at the rates and upon the terms and conditions set forth in the rate schedule attached to and incorporated in this Agreement as Schedule 1, and any revisions or substitutes subsequently adopted by the Cooperative’s Board of Directors.  The rates set forth herein and attached in Schedule 1 are based on the cost of providing distribution service at this site and for securing power supply and transmission services at the same site.  Rates proposed in Schedule 1 for distribution service are estimated.  Rates for distribution service will be adjusted as necessary throughout the life of this agreement based on the cost to provide service.

Power supply rates in Schedule 1 are for the period covering from the signing of this Agreement until December 31, 2004, and beyond that date will be adjusted to reflect changes in the power supply costs to ACEC.  Transmission service costs are estimated based on current rates and current rate forecasts from the American Transmission Company LLC (transmission system owner) and the Midwest Independent System Operator (MISO – transmission system operator), and are included in the rates shown in Schedule 1.  Changes in rates charged ACEC by these or any successor organizations will cause changes in the rates to the Member, whether prior to or after December 31, 2004.

3.2                                 Demand and Energy Charges.

The demand and energy charges will be pursuant to the attached rate schedule for any demand and energy used by the Member in accordance with that rate schedule.  The demand and energy charges include costs for power supply, power transmission (capacity and operation), and for the general operation of the cooperative including margins.

3.3                                 Power Cost Adjustment Charges.

The Cooperative may apply a power cost adjustment charge to energy purchases made under this Agreement.  The power cost adjustment charge shall be a pass-through from the Cooperative’s power and transmission suppliers, based on any changes in the charges from the established rates for the Member.  The power cost adjustment charges will periodically be adjusted to zero as new base rates are established.

3.4                                 Aid-to-Construction.

The member will be required to make a non-refundable payment in aid of construction for the facilities the Cooperative will install for the benefit of the member.  The amount of this aid-to-construction shall be $253,750.  This amount will remain fixed regardless of changes in scope of the facilities to be installed so long as the total estimated or actual cost does not exceed $870,000 (120% of the estimate provided in the original proposal of $725,000).  Portions of this aid-to-construction will be invoiced to the Member as the Cooperative makes commitments on behalf of the Member for construction at the Site.

3.5                                 Deposit.

No deposit is required.

3.6                                 Payments.

Member shall pay all bills for the Cooperative’s electric service under this Agreement at the Cooperative’s offices at 401 East Lake Street, PO Box 70, Friendship, Wisconsin, 53934-0070.  All payments are overdue and in default if received by the Cooperative later than the 20th day of the month that the Member receives the bill for the previous month’s service.  Member shall have no less than 15 calendar days from postmark date of invoice prior to payment without being overdue or in default.

4.                                      AGREEMENT TERM AND TERMINATION

4.1                                 Term.

The power supply portion of this Agreement shall be in effect as of the date stated on page 1 and thereafter for a period of three (3) years after electric service is first provided.  At each anniversary of the commencement of service, this Agreement shall automatically be extended so that the term again covers a period of three (3) years, unless either party gives written notice of intent not to extend.  Upon receipt of written notice, the contract shall expire on the meter reading date immediately following the then-current term; i.e., until notice of non-renewal, this Agreement will always be in force for a period longer than two (2) years and less than or equal to three (3) years.

The facility surcharge portion of this Agreement shall remain in effect independent of rates or power supply agreements, and the Member shall be responsible for paying this charge to cover the cost of the facilities required to serve the Site as provided in Section 1.1.  In the event the power supply portion of this Agreement is cancelled, the Member shall reimburse the Cooperative an amount equal to the net book value of all Cooperative assets invested to serve the Member.  This amount shall be due on the first day after the power supply contract is not in effect.

Upon termination or expiration of this Agreement, Member shall continue to obtain electric service from the Cooperative at the applicable rates provided under the Cooperative’s general rate schedules.

4.2                                 Default and Termination.

Member shall be in default if it fails to timely pay for service under this Agreement, if it breaches any other of its obligations to the Cooperative, or if it becomes the subject of bankruptcy or insolvency proceedings.  If Member fails to cure that default within 8 days after the Cooperative mails written notice of default to Member, and subject to restrictions imposed by applicable law, the Cooperative may at its sole option suspend or terminate its further performance under this Agreement, disconnect electric service to Member, terminate the Agreement, or take other action to address the Member’s default.

4.3                                 Survival of Obligations.

Upon termination of this Agreement, the rights and obligations of the parties under this Agreement shall cease without further liability, effective as of the date of termination, except that this Agreement shall still be valid as to any prior obligation owed by either party including the Member’s obligation to reimburse the Cooperative for the net book value of any assets owned by the Cooperative.

5.                                      PATRONAGE CAPITAL CREDITS

The Member shall accrue patronage capital credits under the terms of this Agreement for service at this location in accordance with the Bylaws of the Cooperative and subject to any applicable classification of business formula.  The parties acknowledge that classification of business may result in customers of some classes of business earning capital credits at a different rate then other classes.  Patronage capital shall be refunded to the Member in a manner consistent with other members and as determined by the Cooperative’s board of directors.

6.                                      DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY

IN PROVIDING ELECTRIC SERVICE UNDER THIS AGREEMENT, THE COOPERATIVE DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ELECTRIC POWER AND ENERGY SUPPLIED HEREUNDER.  Each party shall be responsible for its own facilities and personnel provided or used in the performance of this Agreement.  Neither Cooperative nor Member shall be responsible to the other party for damage to or loss of any property, wherever located, unless that damage or loss is caused by its own sole negligence or intentional conduct or by the sole negligence of intentional conduct of that party’s officers, employees, or agents, in which case the damage or loss shall be borne by the responsible party.  The Cooperative shall not be responsible or liable to Member or to any other person for any indirect, special or consequential damages, or for loss of revenues from any cause.

7.                                      ELECTRIC SUPPLIER

Should a dispute arise between the Cooperative and some other electric power supplier over the right or the ability to service the Member’s facilities or property, the Member shall support the Cooperative’s claim for the right to serve the Member, and the Cooperative will use its reasonable best efforts to avoid any inconvenience to the Member as a result of that dispute.

8.                                      INDEMNIFICATION

Member agrees to indemnify, defend, and hold Cooperative harmless against any liability for any claims or demands arising out of property damage, bodily injury, or interruptions to the Cooperative’s electric service caused by electric equipment or facilities owned by the Member, or the Member’s use or operation of its electric equipment or facilities.

9.                                      GENERAL

9.1                                 Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the State of Wisconsin.

9.2                                 Attorney’s Fees.  Member shall reimburse the Cooperative for all costs and all out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by reason of any breach or threatened breach of this Agreement by the Member.

9.3                                 Notices.  All notices under this Agreement shall be given in writing and shall be delivered personally or mailed by first class U. S. mail to the respective parties as follows:

(a)                                  To Member:

Kevin Roche, Board President

United Wisconsin Grain Producers

P.O. Box 247

Friesland, WI  53935

(b)                                 To Cooperative:

Martin A. Hillert, CEO

Adams-Columbia Electric Cooperative

401 East Lake Street, P.O. Box 70

Friendship, WI  53934

10.4                           No Waiver.  No course of dealing nor any failure or delay on the part of a party exercising any right, power, or privilege under this Agreement shall operate as a waiver of any such right, power, or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which a party would otherwise have.

10.5                           Entire Agreement/Amendment.  This Agreement, including Schedule 1, represents the entire Agreement between the parties with respect to the matters addressed in this

Agreement, except as provided in the Cooperative’s Bylaws, policies, rules, and regulations, as they may be modified from time to time, which are incorporated herein.  Except as specifically provided herein, this Agreement may be changed, waived, or terminated only by written Agreement signed by both parties.

10.6                           Assignment/Benefit of Agreement.  Any assignment of this Agreement, in whole, in part, or of any other interest hereunder, without Cooperative’s written consent shall be void.  Cooperative may assign this Agreement to an affiliate or affiliates of Cooperative, to a partnership or partnerships in which Cooperative or an affiliate has an interest, or to any entity which succeeds to all or substantially all of Cooperative’s assets by sale, merger, or operation of law.  Otherwise, Cooperative may assign this Agreement subject to Member’s written approval, which shall not be unreasonable withheld.  To the extent not prohibited hereby, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  The parties’ rights and obligations under this Agreement shall run with the land, and, except as provided in this section, shall be unaffected by any change in ownership of the Site or Site facilities.

10.7                           Severability.  If any provision of this Agreement is held invalid under any applicable laws, that invalidity shall not affect any other provision of this Agreement that can be given an effect without the invalid provision, and, to this end, the provisions are severable.  If any term or condition of this Agreement is unenforceable under applicable law, such term or condition shall nevertheless be deemed enforceable to the fullest extent permissible and the applicable court is requested to reform the offending term or condition.

10.8                           Non-disclosure.  The Member agrees not to share the terms of this Agreement including any information regarding charges or rates with any other person or party, other than as is mandated by state or federal law, including but not limited to required disclosure in securities filings.  In the event of any such mandated disclosure, Member shall give the Cooperative prior notice of the nature and content of the disclosure that is proposed to be made at least five (5) business days prior to the disclosure.  The Cooperative may record a memorandum of this Agreement that does not disclose the rates.

10.9                           Execution and Delivery.  The parties warrant and represent that the undersigned have full power and authority to execute and deliver this Agreement on behalf of their respective companies.

Executed and delivered as of the date stated on page one.

ADAMS-COLUMBIA ELECTRIC COOPERATIVE

By:	/s/ Martin A. Hillert, CEO

UNITED WISCONSIN GRAIN PRODUCERS

By:	/s/ Kevin Roche, Board President

Schedule 1

UWGP Friesland Ethanol Plant

Rate Proposal from Adams-Columbia Electric Cooperative

Estimated Rates for 2004 (1)

Customer (facility) charge	$700.00	per month

Demand (2)	$9.90	per kW based on 15 min. readings
on peak [8am to 8pm] (3)

Energy	$0.0237	per kWhr,
Regardless of time of day		before any power cost adjustment (PCA)

Reactive energy charge (4)	$—	per rkVAh of billed reactive energy

Estimated cost of sub and distribution facilities (5)	$725,000.00

Required contribution in aid of construction (6)	$253,750.00	one time non-refundable payment

Balance of substation & distribution costs	$471,250.00	payable by facility surcharge

Facility surcharge for substation & dist. costs	$3,358.00	per month in addition to facility charge

(1)	ACEC’s power supply rates shown here are valid from July 7, 2003 until December 31, 2004.
Rates beyond this time will be based on any changes from Alliant, ATCLLC, and MISO for power supply, transmission capacity, and transmission operations respectively.

(2)	This demand rate includes estimates of power supply and transmission supply charges. Rates will be adjusted to reflect any changes from this estimate.

(3)	This peak period would correlate to the peak period that ACEC has with its power supplier. We have no plans to change the peak period at this time.

(4)	This will be a pass-through from ACEC transmission supplier. There is no change or credit with the rate proposal at this time.

(5)	Cost estimate for substation and distribution facilities:
	Substation cost estimate	$624,000
	Distribution cost estimate (includes 5 service transformers)	$101,000
	Total substation & distribution cost estimate	$725,000

(6)	Contribution required in aid of construction of 35% of the total construction costs = $253,750